Exhibit 99.2

CSX Corp. Announces Fourth Quarter and Full Year 2024 Results

JACKSONVILLE, Fla. – January 23, 2025 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2024 operating income of $1.11 billion compared to $1.32 billion in the prior year period. Net income was $733 million, or $0.38 per diluted share, compared to $882 million, or $0.45 per diluted share, in the same period last year. Results for the fourth quarter include a pre-tax, non-cash goodwill impairment charge of $108 million. Total volume of 1.58 million units for the quarter was 1% higher compared to fourth quarter 2023.

For the full year 2024, CSX operating income of $5.25 billion was down 5% from the previous year. Net income for the year was $3.47 billion, or $1.79 per share, compared to $3.67 billion, or $1.82 per share, in 2023.

Adjusted for the goodwill impairment charge, operating income was $1.21 billion for the quarter and $5.35 billion for the year. Adjusted net income was $815 million, or $0.42 per diluted share, for the quarter and $3.55 billion, or $1.83 per diluted share, for the full year.

“While 2024 had its challenges, I am proud of how the ONE CSX team responded. We managed through substantial impacts from major hurricanes and the Key Bridge outage early in the year and remained focused on delivering industry-leading customer satisfaction,” said Joe Hinrichs, president and chief executive officer. “We will remain disciplined in delivering safety, service, and operating efficiency performance as we invest in the strength and capabilities of our network this year, and we look forward to delivering on the profitable growth opportunities ahead of us.”

Fourth Quarter Financial Highlights1, 2
•Revenue totaled $3.54 billion for the quarter, decreasing 4% year-over-year, as declines in fuel surcharge and coal revenue offset the effects of higher pricing and volume in merchandise and volume growth in intermodal.
•Operating income was $1.11 billion, including a goodwill impairment charge of $108 million, and adjusted operating income was $1.21 billion. CSX’s operating margin was 31.3% for the quarter, and adjusted operating margin was 34.3%.
•EPS of $0.38 and adjusted EPS of $0.42, which compared to earnings of $0.45 per share the prior year quarter.

Full Year 2024 Financial Highlights1, 2
•Revenue totaled $14.54 billion in 2024, decreasing 1% year-over-year.
•Operating income was $5.25 billion, including a goodwill impairment charge, and adjusted operating income was $5.35 billion. CSX’s operating margin was 36.1% for the full year, and adjusted operating margin was 36.8%.
•EPS of $1.79 and adjusted EPS of $1.83, which compared to earnings of $1.82 per share in the prior year.

CSX executives will conduct a conference call with the investment community this afternoon, January 23, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

1Year-over-year comparisons for operating income and earnings per share utilize revised financial results for past periods, as described in the notes of our quarterly financial report.

2See the Non-GAAP Measures section of the quarterly financial report for non-GAAP reconciliations and additional information.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Years Ended (a)
	Dec. 31, 2024	Dec. 31, 2023 (a)	$ Change	% Change	Dec. 31, 2024	Dec. 31, 2023	$ Change	% Change

Revenue	$3,539	$3,680	$(141)	(4)%	$14,540	$14,657	$(117)	(1)%
Expense
Labor and Fringe	788	814	26	3	3,165	3,052	(113)	(4)
Purchased Services and Other	757	714	(43)	(6)	2,852	2,802	(50)	(2)
Depreciation and Amortization	422	405	(17)	(4)	1,658	1,607	(51)	(3)
Fuel	266	352	86	24	1,168	1,377	209	15
Equipment and Other Rents	95	88	(7)	(8)	355	354	(1)	—
Goodwill Impairment (b)	108	—	(108)	NM	108	—	(108)	NM
Gains on Property Dispositions	(3)	(8)	(5)	(63)	(11)	(34)	(23)	(68)
Total Expense	2,433	2,365	(68)	(3)	9,295	9,158	(137)	(1)

Operating Income	1,106	1,315	(209)	(16)	5,245	5,499	(254)	(5)

Interest Expense	(207)	(204)	(3)	(1)	(832)	(809)	(23)	(3)
Other Income - Net	37	33	4	12	142	139	3	2
Earnings Before Income Taxes	936	1,144	(208)	(18)	4,555	4,829	(274)	(6)

Income Tax Expense (c)	(203)	(262)	59	23	(1,085)	(1,161)	76	7
Net Earnings	$733	$882	$(149)	(17)%	$3,470	$3,668	$(198)	(5)%

Operating Margin	31.3%	35.7%			36.1%	37.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.38	$0.45	$(0.07)	(16)%	$1.79	$1.82	$(0.03)	(2)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,921	1,969			1,943	2,013

NM - not meaningful

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in millions)

	Dec. 31, 2024	Dec. 31, 2023 (a)
ASSETS

Cash and Cash Equivalents	$933	$1,353
Short-Term Investments	72	83
Other Current Assets	1,815	1,923
Properties - Net	35,658	34,721
Investment in Affiliates and Other Companies	2,520	2,397
Other Long-Term Assets	1,766	1,735
Total Assets	$42,764	$42,212

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$606	$558
Other Current Liabilities	2,670	2,665
Long-Term Debt	17,897	17,975
Deferred Income Taxes - Net	7,725	7,699
Other Long-Term Liabilities	1,359	1,330
Total Liabilities	30,257	30,227

Total Shareholders' Equity	12,507	11,985
Total Liabilities and Shareholders' Equity	$42,764	$42,212

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Years Ended
	Dec. 31, 2024 (a)	Dec. 31, 2023 (a)
OPERATING ACTIVITIES
Net Earnings	$3,470	$3,668
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,658	1,607
Deferred Income Tax Expense	12	126
Gains on Property Dispositions	(11)	(34)
Goodwill Impairment (b)	108	—
Other Operating Activities - Net (d)	10	147
Net Cash Provided by Operating Activities	5,247	5,514

INVESTING ACTIVITIES
Property Additions	(2,529)	(2,257)
Purchase of Short-term Investments	(66)	(104)
Proceeds from Sales of Short-term Investments	91	153
Proceeds and Advances from Property Dispositions	66	88
Business Acquisition, Net of Cash Acquired	(70)	(31)
Other Investing Activities	(97)	(76)
Net Cash Used in Investing Activities	(2,605)	(2,227)

FINANCING ACTIVITIES
Shares Repurchased (e)	(2,237)	(3,482)
Dividends Paid	(930)	(882)
Long-term Debt Repaid	(558)	(153)
Long-term Debt Issued	550	600
Other Financing Activities	113	50
Net Cash Used in Financing Activities	(3,062)	(3,867)

Net Decrease in Cash and Cash Equivalents	(420)	(580)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,353	1,933
Cash and Cash Equivalents at End of Period	$933	$1,353

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Revision of Prior Period Financials: During second quarter 2024, CSX completed a review of the accounting treatment for engineering scrap and certain engineering support labor and identified misstatements between the balance sheet and operating expense that were determined to be immaterial to previously issued financial statements. However, the Company determined that the effect of recording all corrections during the second quarter of 2024 would be material to the annual 2024 consolidated financial statements. As a result, 2024 and 2023 previously reported quarters reported herein have been revised to correct these and other previously identified immaterial errors as shown in the tables below.

2024 and 2023 Impact of Adjustments
(Dollars in Millions, Except Per Share Amounts)

	Quarter Ended	Quarters Ended				Year Ended
	Mar. 31, 2024	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Dec. 31, 2023
Quarterly and Annual Impact
Operating Income	$(17)	$(17)	$(16)	$(24)	$(5)	$(62)
Net Earnings Per Share, Assuming Dilution	$(0.01)	$(0.01)	$—	$(0.01)	$—	$(0.03)

	Quarter Ended March 31, 2024
	As Previously Reported	Adjustment		As Revised
Consolidated Income Statement
Labor and Fringe	$798	$7		$805
Purchased Services and Other	711	10		721
Total Expense	2,327	17		2,344

Operating Income	1,354	(17)		1,337

Earnings Before Income Taxes	1,185	(17)		1,168
Income Tax Expense	(292)	4		(288)
Net Earnings	$893	$(13)		$880

Operating Margin	36.8%	(50)	bps	36.3%
Net Earnings Per Share, Assuming Dilution	$0.46	(0.01)		$0.45

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), continued

	Quarter Ended December 31, 2023				Year Ended December 31, 2023
	As Previously Reported	Adjustment		As Revised	As Previously Reported	Adjustment		As Revised
Consolidated Income Statement
Labor and Fringe	$808	$6		$814	$3,024	$28		$3,052
Purchased Services and Other	703	11		714	2,764	38		2,802
Depreciation and Amortization	417	(12)		405	1,611	(4)		1,607
Total Expense	2,360	5		2,365	9,096	62		9,158

Operating Income	1,320	(5)		1,315	5,561	(62)		5,499

Earnings Before Income Taxes	1,149	(5)		1,144	4,891	(62)		4,829
Income Tax Expense	(263)	1		(262)	(1,176)	15		(1,161)
Net Earnings	$886	$(4)		$882	$3,715	$(47)		$3,668

Operating Margin	35.9%	(20)	bps	35.7%	37.9%	(40)	bps	37.5%
Net Earnings Per Share, Assuming Dilution	$0.45	$—		$0.45	$1.85	$(0.03)		$1.82

	December 31, 2023
Condensed Consolidated Balance Sheet	As Previously Reported	Adjustment	As Revised
Assets
Other Current Assets	$1,948	$(25)	$1,923
Properties - Net	34,935	(214)	34,721
Other Long-Term Assets	1,692	43	1,735
Total Assets	$42,408	$(196)	$42,212

Liabilities and Shareholders' Equity
Other Current Liabilities	$2,666	$(1)	$2,665
Deferred Income Taxes - Net	7,746	(47)	7,699
Total Liabilities	30,275	(48)	30,227

Total Shareholders' Equity	12,133	(148)	11,985
Total Liabilities and Shareholders' Equity	$42,408	$(196)	$42,212

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited), continued

	Year Ended December 31, 2023
Consolidated Cash Flow Statements	As Previously Reported	Adjustment	As Revised
Operating Activities
Net Earnings	$3,715	$(47)	$3,668
Depreciation and Amortization	1,611	(4)	1,607
Deferred Income Taxes	140	(14)	126
Other Operating Activities	117	30	147
Net Cash Provided by Operating Activities	5,549	(35)	5,514
Investing Activities
Property Additions	(2,281)	24	(2,257)
Proceeds and Advances from Property Dispositions	52	36	88
Net Cash Used in Investing Activities	(2,287)	60	(2,227)

Net Decrease in Cash and Cash Equivalents	(605)	25	(580)

Cash and Cash Equivalents
Cash and Cash Equivalents at Beginning of Period (a)	$1,958	$(25)	$1,933
(a) Cash and cash equivalents balance at the beginning of 2023 was revised to reflect a $25 million payment that occurred in December 2022.

b)Goodwill Impairment: The Company recognized a $108 million impairment charge of Quality Carriers' goodwill that was identified during the fourth quarter of 2024.

c)Income Tax Benefit: During fourth quarter 2024 and 2023, the Company recognized tax benefits of $26 million and $19 million, respectively, primarily due to favorable adjustments to deferred state tax liabilities.

d)Other Operating Activities - Net: 2024 results include $387 million of federal and state tax payments related to the 2023 tax year, which were previously postponed to 2024 under the tax relief announcements for those impacted by Hurricane Idalia. The Company also deferred $429 million of federal and state tax payments related to the 2024 tax year, which were postponed to 2025 under the tax relief announcements for those impacted by the 2024 hurricane season. Additionally, 2023 results include payment of $238 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements.

e)Shares Repurchased: During fourth quarters and years ended 2024 and 2023, the Company engaged in the following repurchase activities:

	Quarters Ended		Years Ended
	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Shares Repurchased (Millions)	30	18	65	112
Cost of Shares (Dollars in millions) (1)	$992	$581	$2,204	$3,482
Average Cost per Share Repurchased	$33.60	$30.78	$34.14	$30.95

Excise Taxes Paid for Net Share Repurchases (Dollars in millions)	$33	$—	$33	$—

(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended December 31, 2024 and December 31, 2023

	Volume			Revenue			Revenue Per Unit
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Chemicals	171	161	6%	$708	$661	7%	$4,140	$4,106	1%
Agricultural and Food Products	116	120	(3)	415	429	(3)	3,578	3,575	—
Automotive	96	98	(2)	296	314	(6)	3,083	3,204	(4)
Minerals	88	85	4	189	179	6	2,148	2,106	2
Forest Products	72	70	3	257	251	2	3,569	3,586	—
Metals and Equipment	63	67	(6)	201	213	(6)	3,190	3,179	—
Fertilizers	44	47	(6)	125	135	(7)	2,841	2,872	(1)
Total Merchandise	650	648	—	2,191	2,182	—	3,371	3,367	—
Intermodal	746	720	4	526	552	(5)	705	767	(8)
Coal	179	192	(7)	499	620	(20)	2,788	3,229	(14)
Trucking	—	—	—	194	204	(5)	—	—	—
Other	—	—	—	129	122	6	—	—	—
Total	1,575	1,560	1%	$3,539	$3,680	(4)%	$2,247	$2,359	(5)%

Years Ended December 31, 2024 and December 31, 2023

	Volume			Revenue			Revenue Per Unit
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Chemicals	688	642	7%	$2,850	$2,599	10%	$4,142	$4,048	2%
Agricultural and Food Products	463	468	(1)	1,644	1,657	(1)	3,551	3,541	—
Automotive	393	388	1	1,226	1,219	1	3,120	3,142	(1)
Minerals	361	358	1	772	733	5	2,139	2,047	4
Forest Products	292	282	4	1,047	1,012	3	3,586	3,589	—
Metals and Equipment	265	284	(7)	859	917	(6)	3,242	3,229	—
Fertilizers	186	199	(7)	505	516	(2)	2,715	2,593	5
Total Merchandise	2,648	2,621	1	8,903	8,653	3	3,362	3,301	2
Intermodal	2,893	2,766	5	2,047	2,060	(1)	708	745	(5)
Coal	736	755	(3)	2,247	2,484	(10)	3,053	3,290	(7)
Trucking	—	—	—	844	882	(4)	—	—	—
Other	—	—	—	499	578	(14)	—	—	—
Total	6,277	6,142	2%	$14,540	$14,657	(1)%	$2,316	$2,386	(3)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 4% in fourth quarter 2024 when compared to fourth quarter 2023 primarily due to lower fuel recovery, lower coal revenue, which includes the impact of lower global benchmark rates, and impacts from this year's hurricanes. These decreases were partially offset by higher pricing and volume in merchandise as well as higher intermodal volume.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended		Years Ended
(Dollars in millions)	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Fuel Surcharge Revenue	$221	$334	$1,018	$1,256
Fuel Lag Favorable	$9	$22	$42	$59

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, crude oil, and natural gas liquids.
Agricultural and Food Products - Decreased due to lower shipments of wheat, soybeans, export grains, and food and consumer products, partially offset by higher shipments of domestic feed grain and its ingredients.
Automotive - Decreased due to lower North American vehicle production.
Minerals - Increased primarily due to higher shipment of cement and aggregates.
Forest Products - Increased due to higher shipments of paper and pulpboard.
Metals and Equipment - Decreased due to lower shipments of steel associated with the automotive market.
Fertilizers - Decreased primarily due to declines in short-haul phosphates shipments, including production impacts at customer locations impacted by this year's hurricanes, as well as lower potash shipments.

Intermodal Volume
International shipments increased driven by higher port volumes and growth with key customers. Domestic shipments increased primarily due to growth in transcontinental shipments.

Coal Volume
Export coal decreased primarily due to reduced production, including planned and unplanned outages at customer facilities. Domestic coal decreased primarily due to lower shipments of coal to utility plants, as well as lower thermal shipments to river terminals.

	Quarters Ended			Years Ended
(Millions of tons)	Dec. 31, 2024	Dec. 31, 2023	Change	Dec. 31, 2024	Dec. 31, 2023	Change
Coal Tonnage
Domestic	9.6	10.9	(12)%	38.9	45.0	(14)%
Export	10.5	10.8	(3)	43.8	40.0	9
Total Coal	20.1	21.7	(7)%	82.7	85.0	(3)%

Trucking Revenue
Trucking revenue decreased $10 million versus the prior year primarily due to lower fuel surcharge.

Other Revenue
Other revenue increased $7 million, primarily due to increases in revenue for intermodal storage and equipment usage as well as carload demurrage.

CSX Corporation
EXPENSE
Expenses of $2.4 billion increased $68 million, or 3%, in fourth quarter 2024 when compared to fourth quarter 2023.
Labor and Fringe expense decreased $26 million due to the following:
•Incentive compensation costs decreased $38 million primarily due to lower expected payouts.
•An increase of $30 million was driven by inflation.
•Other net costs decreased $18 million.
Purchased Services and Other expense increased $43 million due to the following:
•An increase of $24 million was due to impairments of technology and non-rail equipment.
•A decrease of $20 million resulted from a favorable legal settlement.
•All other net costs increased $39 million primarily driven by inflation as well as $12 million for locomotive modernizations and $8 million in storm recovery costs.
Depreciation expense increased $17 million as a result of a larger asset base.
Fuel expense decreased $86 million as a result of a 23% decrease in locomotive fuel prices and improved efficiency.
Equipment and Other Rents expense increased $7 million due to higher net car hire costs, driven by inflation and network impacts from hurricanes, partially offset by other non-significant items.
Goodwill Impairment expense for Quality Carriers was $108 million for 2024.
Gains on Property Dispositions decreased to $3 million from $8 million in the prior year.

Employee Counts (Estimated)

	Quarters Ended			Years Ended
	Dec. 31, 2024	Dec. 31, 2023	Change	Dec. 31, 2024	Dec. 31, 2023	Change
Average	23,464	23,183	281	23,369	22,845	524
Ending	23,536	23,232	304	23,536	23,232	304

Fuel Expense

	Quarters Ended		Years Ended
(Dollars and gallons in millions, except price per gallon)	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Estimated Locomotive Fuel Consumption (Gallons)	94.1	96.9	375.4	388.7
Price per Gallon (Dollars)	$2.38	$3.08	$2.61	$3.01
Total Locomotive Fuel Expense	$224	$298	$978	$1,169
Non-Locomotive Fuel Expense	42	54	190	208
Total Fuel Expense	$266	$352	$1,168	$1,377

CSX Corporation
OPERATING STATISTICS (Estimated)
In the fourth quarter 2024, velocity was flat and dwell increased by 17% versus prior year. Carload trip plan performance and intermodal trip plan performance decreased by 11%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable and efficient service to customers.

The FRA train accident rate and the personal injury frequency index both increased in fourth quarter 2024 compared to the prior year. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which the Company operates.

	Quarters Ended			Years Ended
	Dec. 31, 2024	Dec. 31, 2023	Improvement / (Deterioration)	Dec. 31, 2024	Dec. 31, 2023	Improvement / (Deterioration)
Operations Performance (a)

Train Velocity (Miles per hour)	18.3	18.3	—%	18.3	18.0	2%
Dwell (Hours)	11.2	9.6	(17)%	10.3	9.4	(10)%
Cars Online	131,618	123,757	(6)%	127,291	125,580	(1)%
On-Time Originations	71%	71%	—%	73%	77%	(5)%
On-Time Arrivals	61%	69%	(12)%	65%	71%	(8)%
Carload Trip Plan Performance	76%	85%	(11)%	79%	84%	(6)%
Intermodal Trip Plan Performance	85%	95%	(11)%	91%	95%	(4)%
Fuel Efficiency	0.98	1.00	2%	0.98	1.02	4%

Revenue Ton-Miles (Billions)
Merchandise	32.6	32.1	2%	129.8	128.0	1%
Coal	8.4	9.6	(13)%	35.7	37.4	(5)%
Intermodal	7.3	7.3	—%	28.8	28.3	2%
Total Revenue Ton-Miles	48.3	49.0	(1)%	194.3	193.7	—%

Total Gross Ton-Miles (Billions)	96.1	96.7	(1)%	384.4	381.3	1%

Safety (b)
FRA Personal Injury Frequency Index	1.01	0.71	(42)%	1.19	0.94	(27)%
FRA Train Accident Rate	3.58	2.45	(46)%	3.40	3.44	1%
(a) Beginning second quarter 2023, all operations performance metrics include results from the network acquired from Pan Am. The impact of including Pan Am data was insignificant.
(b) Effective January 1, 2024, safety metrics include results from the Pan Am network. The impact was insignificant.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
Key Performance Measures Definitions:
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating margin, adjusted net earnings, and adjusted net earnings per share, assuming dilution are important in evaluating the Company's performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude the fourth quarter 2024 non-cash impairment of Quality Carriers' goodwill, which is a significant item that is not considered indicative of future financial trends. The goodwill impairment was tax effected using rates reflective of the applicable tax amounts related to the impairment charge. These adjusted results should be considered in addition to, rather than as a substitute for, the Company's GAAP operating results.
The following tables reconcile the Company's GAAP operating results for the quarter and year ended December 31, 2024 to adjusted operating results (non-GAAP measures).

	Quarter Ended Dec. 31, 2024
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$1,106	31.3%	$733	$0.38
Goodwill Impairment	108	3.0	82	0.04
Adjusted Operating Results (non-GAAP)	$1,214	34.3%	$815	$0.42

	Year Ended Dec. 31, 2024
(Dollars in millions, except per share amounts)	Operating Income	Operating Margin	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$5,245	36.1%	$3,470	$1.79
Goodwill Impairment	108	0.7	82	0.04
Adjusted Operating Results (non-GAAP)	$5,353	36.8%	$3,552	$1.83

Economic Profit
Management believes Economic Profit (also referred to as CSX Cash Earnings or CCE) provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.

CSX Corporation
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility. The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Years Ended
(Dollars in Millions)	2024 (a)	2023 (a)
Operating Income	$5,245	$5,499
Add: Depreciation, Amortization, and Operating Lease Expense	1,775	1,716
Remove: Unusual Items (b)	108	—
Taxes (c)	(1,069)	(1,082)
Gross Cash Earnings or "GCE"	6,059	6,133

Operating Assets
Current Assets (Less Cash and Short-term Investments)	(1,909)	(1,889)
Gross Properties	(51,344)	(49,498)
Other Assets	(4,263)	(3,894)
Operating Liabilities
Non-Interest Bearing Liabilities	11,035	10,825
Gross Operating Assets or "GOA" (d)	(46,481)	(44,456)
Capital Charge (e)	(3,718)	(3,556)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$2,341	$2,577

(a) Reflects adjustment of prior period financial statements as discussed in the notes to the consolidated financial statements on page 6.
(b) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. The Quality Carriers goodwill impairment was an unusual item for 2024.
(c) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization and operating lease expense, and unusual items.
(d) Gross operating assets reflects an average of the year-to-date quarters reported for each year presented.
(e) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets.

CSX Corporation
Free Cash Flow
Management believes that free cash flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities. The decrease of FCF before dividends from the prior year of $561 million is primarily due to higher property additions and less cash from operating activities. Cash from operating activities in 2024 includes the impact of $387 million of federal and state tax payments related to the 2023 tax year that were previously postponed under tax relief announcements for those impacted by Hurricane Idalia. 2024 results also reflect non-cash impacts of $429 million of federal and state tax payments postponed to 2025, as previously discussed. Cash from operating activities in the prior year period includes the payment of $238 million for retroactive wages and bonuses, and associated taxes, related to finalized labor agreements.
The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Years Ended
(Dollars in millions)	Dec. 31, 2024	Dec. 31, 2023
Net Cash Provided by Operating Activities	$5,247	$5,514
Property Additions	(2,529)	(2,257)
Proceeds and Advances from Property Dispositions	66	88
Free Cash Flow or "FCF" (before payment of dividends)	$2,784	$3,345